Exhibit 99.1

For Immediate Release

Reebok Media Contact:	Denise Kaigler
(781) 401-7869

Reebok Investor Contact:	Neil Kerman
(781) 401-7152

REEBOK INTERNATIONAL ACQUIRES
SHARES OF THE HOCKEY COMPANY

Canton, MA (June 17, 2004) – Reebok International Ltd. (NYSE: RBK) announced today that it has acquired approximately 92% of the outstanding shares of Montreal-based The Hockey Company Holdings Inc., a leading designer, manufacturer and marketer of hockey apparel and equipment, for Canadian $21.25 in cash per share under the tender offer Reebok made on April 22, 2004.  Reebok has obtained all regulatory approvals needed in order to consummate the acquisition.  Reebok’s tender offer will remain open until 5:00 p.m. (Montreal time) on June 18, 2004, and Reebok intends to complete the acquisition and pay for all tendered shares on June 22, 2004.  Reebok also plans to exercise its rights to acquire all shares that are not tendered.

Paul Fireman, Chairman and Chief Executive Officer, Reebok International said, “Our acquisition of The Hockey Company is an excellent strategic fit for Reebok.  The Hockey Company’s primary brands, CCM, JOFA and KOHO, are among the most highly recognized and respected performance brands in the world of hockey.  We welcome The Hockey Company and its employees to the Reebok family.”

Reebok International Ltd., headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport and Greg Norman Brands and footwear under the Polo Ralph Lauren Brand.  Sales for 2003 totaled approximately $3.5 billion.

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